Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE
This SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is entered into by J. JAY STRATTON, JR. (“Stratton”), JAGGED PEAK ENERGY INC., a Delaware corporation (the “Company”), JAGGED PEAK ENERGY LLC (“Employer”) and JPE MANAGEMENT HOLDINGS LLC (“Holdco”); and is effective as of the Effective Date (as defined below). The Company, Employer and Holdco may be referred to below as the “Company Parties” or individually as a “Company Party.” Stratton and the Company Parties are each referred to herein as a “Party” and collectively as the “Parties.”
Reference is made to the Limited Liability Company Agreement of Holdco, dated as of February 1, 2017, as amended (the “Holdco Agreement”) and that certain Employment Letter Agreement, dated August 4, 2017, between Stratton and Employer as successor in interest to Jagged Peak Energy Management LLC (the “Employment Agreement”).
Recitals
WHEREAS, Stratton has been employed by Employer;
WHEREAS, Stratton and the Company Parties now desire to set forth the mutually agreed terms by which the employment of Stratton by the Employer will end as of the Separation Date (as such term is defined below); and
NOW, THEREFORE, in consideration of the promises and benefits set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:
Agreements
1.Separation from Employment. The Parties acknowledge and agree that Stratton has voluntarily resigned from the Employer, and the last day of Stratton’s employment with Employer was February 26, 2018 (the “Separation Date”). The Parties further acknowledge and agree that, as of the Separation Date, Stratton resigns (a) as an officer of each Company Party and each of their respective affiliates (as applicable), and (b) from the board of managers, board of directors, or similar governing body of each Company Party and each of their respective affiliates (as applicable). To receive the benefits offered pursuant to this Agreement, Stratton must sign this Agreement and it must become irrevocable within thirty (30) days following the Separation Date.
2.Satisfaction of Obligations; Receipt of Leaves, Bonuses, and Other Compensation. In entering into this Agreement, Stratton expressly acknowledges and agrees that Stratton has received all leaves (paid and unpaid) to which Stratton was entitled during Stratton’s employment and, as of the date that Stratton executes this Agreement, Stratton has received all wages, been provided all benefits, and been paid all sums that Stratton is owed by any Company Party as of the Separation Date; provided that within five (5) business days of the Separation Date, or the next regular payday, whichever is earlier, Stratton shall be paid all accrued and unpaid salary and all accrued and unused vacation time earned through the Separation Date, subject to standard payroll deductions and withholdings. Stratton will be paid Stratton’s 2017 Short Term Incentive Plan (“STIP”) payment of $95,042, subject to all withholdings and other deductions, within five (5) business days of such payment being made to other employees of the Company.
3.Severance and Other Consideration.
a.    Payment. On the express condition that Stratton timely signs, returns, and does not revoke this Agreement and in consideration of the entry into this Agreement, the Company Parties will (i) pay Stratton $1,786,000, less applicable deductions and withholdings, in a lump sum within five (5) business days of the Effective Date, representing two times his annual salary and target bonus for two years; (ii) cause to vest 65,681 Restricted Stock Units (the “Units”) granted under the Company’s 2017 Long Term Incentive Plan (“LTIP”); and (iii) during the portion, if any, of the 18-month period, commencing as of the date Stratton is eligible to elect and timely elects to continue coverage for Stratton and Stratton’s eligible dependents under Employer’s group health plan pursuant to COBRA or similar state law, reimburse Stratton on a monthly basis for the difference between the amount Stratton pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of Employer pay for the same or similar coverage, with any such reimbursement payable for the 60 day period immediately following the Effective Date being payable on the first business day 60 days following the Effective Date and any other such reimbursement payable being paid on a monthly basis thereafter; in each case, subject to standard payroll deductions and withholding (collectively, the “Severance”). Stratton expressly acknowledges and agrees that, (i) other than the Units, Stratton has no right to receive any additional equity interest in any Company Party and that any unvested equity under the LTIP or the Holdco Agreement will be forfeited as of the Separation Date and (ii) with the exception of any amounts owed to Stratton pursuant to this Agreement, Stratton has no entitlement to any further sums from the Company Parties with respect to Stratton’s employment, including any severance amounts, bonuses or other compensatory payments. Stratton acknowledges and agrees that the payments, benefits, and other consideration set forth herein satisfy any obligation of the Company Parties under the Employment Agreement and/or the Jagged Peak Energy Inc. Executive Severance Plan, effective as of June 13, 2017.
b.    Waiver of Restrictive Covenants. On the express condition that Stratton timely signs and does not revoke this Agreement, the Company Parties agree to waive and release Stratton from Exhibit A, Section 3 (Non-Compete and Non-Solicitation Obligations) of the Employment Agreement. All other provisions of the Employment Agreement shall survive and remain in force in accordance with their terms.
c.    Severance: Reporting and Payment. Reporting of and withholding on the Severance for tax purposes shall be at the discretion of the Company Parties in conformance with applicable tax laws and the past practices of the Company Parties. If a claim is made against any of the Company Parties for any additional tax or withholding in connection with or arising out of the Severance, that should have been withheld or that is a tax payable by Stratton, Stratton shall pay any such claim within thirty (30) days of being notified by the Company Parties of the amount owed.
4.Return of Company Parties’ Property. Stratton represents that Stratton has, or will within five (5) business days of signing this Agreement, (a) return to the Company Parties all property of the Company Parties in Stratton’s possession or control or known or suspected by Stratton to be in Stratton’s possession or control, including, but not limited to, Company Parties’ laptop computers, access cards, office keys or any devices and (b) delete all Company Parties’ electronic mail or Company Parties’ documents from any personal devices. Stratton further represents that Stratton has complied or within five (5) business days of signing this Agreement will comply with any obligations under Exhibit A, Section 4 (Return of Company Parties’ Property) of the Employment Agreement.
5.Restrictive Covenant Obligations.
a.    Confidentiality. Stratton agrees that, during Stratton’s employment, Stratton has been provided access to trade secrets and other proprietary and confidential knowledge, data and information of the Company Parties (the “Confidential Information”). Stratton agrees to continue to keep such Confidential Information confidential and not disclose such Confidential Information to any third party without the Company’s prior written consent. Stratton further acknowledges that the unauthorized disclosure of Confidential Information could place the Company at a competitive disadvantage. Despite the language above, Stratton is not restricted by this provision from disclosure in confidence to Stratton’s attorney; and disclosure of Confidential Information by Stratton is permitted if such disclosure is required by law, subpoena, or a court or agency order, provided that Stratton agrees to give the Company Parties ten (10) days advance notice of such subpoena, process, or order in order to afford the Company Parties the opportunity to obtain any necessary or appropriate protective orders.
b.    Nondisparagement. Stratton agrees not to make any statements, unless required by law, that are critical, disparaging or derogatory, or which injure the business, or personal or business reputation (as applicable) about/of any of the Company Parties, Q-Jagged Peak Energy Investments, LLC and its respective affiliates (collectively, “Quantum”) or any of their respective directors, officers, employees or limited liability company managers known to Stratton to be in that capacity, as applicable (collectively, the “Affiliated Persons”).

c.    Despite the language above, Stratton is not precluded from making true statements, or statements of opinion made in good faith, that are made in response to a subpoena or in connection with any investigation by any governmental agency.
d.    As set forth in Section 3(b), notwithstanding anything to the contrary contained in the Employment Agreement, Stratton shall not be subject to any non-competition or non-solicitation obligations to the Company.
6.Release of Liability for Claims.
a.    In entering into this Agreement, Stratton hereby releases, discharges and forever acquits the Company Parties, Quantum, and each of the foregoing entities’ respective past present and future affiliates, owners, members, managers, partners, directors, officers, employees, agents, attorneys, heirs, successors and representatives, in their personal and representative capacities as well as all employee benefit plans maintained by the Company, Employer or any of their respective affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Released Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Stratton’s employment or affiliation with any Company Party, the termination of such employment or affiliation, and any other acts or omissions related to any matter occurring or existing on or prior to Stratton signing this Agreement, including, without limitation, any allegation arising out of or relating to: (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Age Discrimination in Employment Act, as amended (including as amended by the Older Workers Benefit Protection Act) (“ADEA”); (iii) the Civil Rights Act of 1991; (iv) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993; (x) the Colorado Anti-Discrimination Act, and other statutes and the common law of the state of Colorado; (xi) any federal, state or local anti-discrimination or anti-retaliation law; (xii) any other local, state or federal law, regulation or ordinance; (xiii) the failure of this Agreement, or of any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Stratton and the Company Parties are or were parties, to comply with, or to be operated in compliance with, Internal Revenue Code Section 409A, or any similar provision of state or local income tax law; (xiv) any public policy, contract, tort, or common law claim; (xv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or relating to any Released Claim (as defined below); (xvi) any and all rights, benefits or claims Stratton may have under any employment contract (including the Employment Agreement), incentive compensation plan, equity-based plan or severance plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in this Agreement; (xvii) any and all matters arising out of Stratton’s status as a holder, awardee or grantee of units of Holdco or equity interests in any Company Party, other than with respect to rights arising from, or related to, Stratton’s ownership of the Units; and (xviii) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES ARISING BEFORE STRATTON SIGNS THIS AGREEMENT.
b.    Stratton acknowledges and understands that this Agreement does not prohibit or prevent Stratton from filing a charge with the Equal Employment Opportunity Commission, or equivalent state agency, or from participating in a federal or state agency investigation. Should Stratton file or cause to be filed an action, suit, proceeding, investigation or arbitration based on any of the Released Claims (collectively, a “Proceeding”), but which Stratton cannot waive due to public policy reasons, or should such a Proceeding be filed by or on behalf of a third party, including, without limitation, any federal, state or local governmental entity or administrative agency, Stratton waives any right to any monetary recovery or other relief from the Proceeding, and he agrees to donate any monies that Stratton might be entitled to or receive from such Proceeding to the American Red Cross.
c.    It is Stratton’s intention that this release is a general release which shall be effective as a bar to each and every claim, demand or cause of action it releases. Stratton recognizes that Stratton may have some claim, demand or cause of action against the Released Parties of which Stratton is totally unaware and unsuspecting, that

Stratton is giving up by execution of this release. It is Stratton’s intention in executing this release that it will deprive Stratton of each Released Claim and prevent Stratton from asserting it against the Released Parties.
d.    Notwithstanding the foregoing, nothing in this Agreement prohibits or restricts Stratton from filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other securities regulatory agency or authority (each, a “Government Agency”). This Agreement does not limit Stratton’s right to receive an award for information provided to a Government Agency.
e.    The Released Claims include all claims known and unknown as of the date of this Agreement but do not include any claim arising after Stratton signs this Agreement, including any breach of this Agreement by Stratton or any of the Company Parties.
f.    The Company Parties, on behalf of themselves and the other Released Parties, fully release and discharge forever Stratton and his heirs, agents, and representatives from any and all manner of claims, causes of action, complaints, grievances, demands, allegations, promises, and obligations for damages, losses, expenses, fees, salary paid to Stratton, bonuses paid to Stratton, other compensation paid to Stratton, attorneys’ fees or costs, loss of revenues, loss of profits, and debts, whether known or unknown, suspected or concealed, and whether presently asserted or otherwise, arising from conduct before the Effective Date of this Agreement; except for (i) fraud, embezzlement, or other intentional misconduct by Stratton; (ii) claims arising under this Agreement (including a misrepresentation or a breach of this Agreement by Stratton); and (iii) any other claim arising after the Effective Date of this Agreement.
g.    The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.
7.Stratton’s Representations.
a.    Stratton represents and warrants that as of the date on which Stratton signed this Agreement, Stratton has not filed any claims, complaints, charges, or lawsuits against any of the Released Parties with any governmental agency or with any state or federal court for or with respect to a matter, claim, or incident, which occurred or arose out of one or more occurrences that took place on or prior to the date on which Stratton signed this Agreement. Stratton further represents and warrants that as of the date he signed this Agreement, Stratton has made no assignment, sale, delivery, transfer or conveyance of any rights Stratton has asserted or may have against any of the Released Parties with respect to any Released Claim.
b.    Stratton represents and warrants that (i) as of the date on which Stratton signed this Agreement, Stratton has good and valid title to all of the Units held by Stratton, and (iii) as of the date Stratton signed this Agreement, Stratton has never made any assignment, sale, delivery, transfer or conveyance of such Units.
c.    By executing and delivering this Agreement, Stratton acknowledges that Stratton has carefully read this Agreement and that some of the consideration Stratton is receiving under this Agreement he was not otherwise entitled to receive, but for Stratton’s entry into this Agreement. Stratton further represents that Stratton fully understands the final and binding effect of this Agreement; the only promises made to Stratton to sign this Agreement are those stated in this Agreement; and Stratton is signing this Agreement knowingly, voluntarily and of Stratton’s own free will and with full understanding of the legal and tax consequences of this Agreement; and Stratton understands and agrees to each of the terms of this Agreement.
d.    Stratton acknowledges that Stratton has fulfilled all obligations known to Stratton to raise any and all legal, regulatory or compliance concerns known to Stratton while Stratton was employed with any of the Company Parties, and that as of the time Stratton signed this Agreement Stratton was not aware of any legal, regulatory or compliance related issues that Stratton has not previously raised with the Company Parties. Stratton further acknowledges that as of the time Stratton signed this Agreement Stratton was aware of no conduct by any of the Released

Parties that Stratton reasonably believed constitutes a violation of any federal, state or local law, rule, ordinance or regulation.
e.    Stratton represents that as of the time Stratton signed this Agreement Stratton has no knowledge of the existence of any Proceeding against any of the Released Parties. In the event that any such Proceeding has been filed, Stratton will promptly take all reasonable actions necessary to withdrawal or terminate that Proceeding unless prohibited by law.
8.Applicable Law and Venue. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Colorado without reference to the principles of conflicts of law. The Parties agree that any appropriate state or federal court located in Colorado has exclusive jurisdiction over any case or controversy arising under or in connection with this Agreement and is the proper forum in which to adjudicate the case or controversy.
9.Attorneys’ Fees; Costs. The prevailing party(ies) in any suit or action arising out of or related to this Agreement will be entitled to recover from the other party(ies) its/their attorney fees, costs and expenses in the amount that the court determines reasonable in both the trial court and appellate courts (as applicable).
10.Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. A facsimile signature, whether sent by e-mail or other electronic medium, will have the same force and effect as an original signature.
11.Amendment; Entire Agreement. This Agreement cannot be modified other than by an agreement in writing signed by (a) Stratton; and (b) the Company, or if applicable each of the Company Parties, effected by the modification. This Agreement, and those other agreements referenced in this Agreement that have not been terminated or otherwise superseded by this Agreement, but only to the extent that they have not been amended by this Agreement, constitute the entire agreement of the Parties with regard to the subject matter of this Agreement.
12.Assignments and Survival. The Company Parties may assign their rights under this Agreement. No other assignment is permitted except by written permission of the Parties. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their executors, administrators, heirs, personal representatives, successors, and permitted assigns.
13.Third-Party Beneficiaries.
a.    Stratton expressly acknowledges and agrees that each Released Party that is not a signatory to this Agreement shall be a third-party beneficiary of this Agreement.
b.    The Company Parties each acknowledge and agree that the Trust is a third-party beneficiary of this Agreement.
14.Invalidity; Severability. If a court of competent jurisdiction determines that any term or provision of this Agreement (or part thereof) is invalid or unenforceable in any respect, the court shall modify the term or provision to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder; or the term or provision, or part thereof, will severed from this Agreement. In either situation, the other terms or provisions of this Agreement will remain in effect.
15.Acknowledgments and Revocation Right. Stratton acknowledges that Stratton is knowingly and voluntarily waiving and releasing any rights Stratton may have under the ADEA and that some of the consideration given for the waiver and release contained in this Agreement is in addition to anything of value to which Stratton is already entitled. Stratton further acknowledges that Stratton has been advised by this writing, as required by the ADEA, that: (a) Stratton’s waiver and release contained herein do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Stratton has been advised hereby that Stratton has the right to consult with an attorney prior to executing this Agreement; (c) Stratton has twenty-one (21) days to consider this Agreement (although Stratton may choose to voluntarily execute this Agreement earlier, thereby waiving Stratton’s right to review this Agreement for a full 21 days); (d) Stratton has seven (7) days following the execution of this Agreement to revoke this Agreement (the “Revocation Period”); and (e) this Agreement will not be effective until the date upon which the Revocation Period has expired, which will be the eighth (8th) day after this Agreement is executed by Stratton and delivered to the Company; provided that it has been dated and signed on behalf of all of the Company Parties, and a copy of the fully executed Agreement has been delivered to Stratton before the expiration of the Revocation Period (the “Effective Date”). Revocation of this Agreement by Stratton must be in writing and e-mailed to Christopher I. Humber, Executive Vice President, General Counsel & Secretary, Jagged Peak Energy Inc., 1401 Lawrence Street, Suite 1800, Denver, Co 80202, chumber@jaggedpeakenergy.com, prior to the end of the Revocation Period.
16.Interpretation. The headings to Sections and Subsection hereof are for the purpose of reference only and shall in no way limit, define, or otherwise affect the provisions hereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or,” unless the context indicates that it only means “or.” The words “herein”, “hereof”, “hereunder,” and other compounds of the word “here” shall refer to this entire Agreement and not to any particular provision hereof. The use herein of the word “including” following any general statement, term, or matter shall not be construed to limit such statement, term, or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term, or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.
17.Reports of Potential Violations of Law. Notwithstanding anything in this Agreement to the contrary, nothing herein will prevent Stratton from: (a) making a good faith report of possible violations of applicable law to any governmental agency or entity; or (b) making disclosures that are protected under the whistleblower provisions of any applicable law.  Further, Stratton shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of a Company Party that: (i) is made (A) to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting, or in connection with an investigation of, a suspected violation of law; or (C) in response to a subpoena or court or agency order, or as otherwise required by law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, provided that (1) Stratton promptly gives the applicable Company Party notice of any such demand made on Stratton, unless Stratton is prohibited by law or court or agency order from doing so; and (2) Stratton uses reasonable and lawful means, if any, to resist or limit disclosure until the applicable Company Party has had a reasonable opportunity to intervene or has advised Stratton that it does not object to the disclosure.  An individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose a trade secret of the employer to the attorney of the individual and use the trade secret information in the court proceeding, provided that the individual promptly gives the applicable Company Party notice of any such disclosure, unless individual is prohibited by law or court order from doing so; and the individual uses reasonable and lawful means (if any) to resist or limit disclosure until the Company Party has had a reasonable opportunity to intervene or has advised the individual that it does not object to the disclosure.
18.Section 409A. This Agreement is intended to comply with Section 409A of the Code and Treasury Regulations promulgated thereunder (“Section 409A”) and shall be construed accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Stratton the economic benefits described herein in a manner that does not result in such tax or interest being imposed. Stratton shall, at the request of the Company Parties, take any reasonable action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Section 409A. Each payment to be made under this Agreement shall be a separate payment, and a separately identifiable and determinable payment, to the fullest extent permitted under Section 409A.

19.Notices. All notices under this Agreement must be given in writing. Any notice required or permitted by this Agreement or by law may be personally delivered; or sent via e-mail with confirmation of receipt, or sent by courier with delivery charges prepaid, and addressed to the intended recipient as set forth below.
(a)    If to Stratton:

J. Jay Stratton Jr.
9912 Stonegate Way
Arcadia, OK 73007
Email: stratton61@gmail.com

(b)    If to one of more Company Parties:

Christopher I. Humber
Executive Vice President, General Counsel & Secretary
Jagged Peak Energy Inc.
1401 Lawrence Street, Suite 1800
Denver, CO 80202
E-mail: chumber@jaggedpeakenergy.com

Any party or its authorized representative specified above may change the address to which notices are to be delivered by giving the other party and its representative specified above notice in a manner permitted above.

[REMAINDER INTENTIONALLY LEFT BLANK; SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective for all purposes as provided above.

J. Jay Stratton, Jr.

February 28, 2018	/s/ J. Jay Stratton, Jr.
Date	J. Jay Stratton, Jr.

JAGGED PEAK ENERGY INC.:

February 28, 2018	By:	/s/ Christopher I. Humber
Date		Christopher I. Humber
Executive Vice President, General Counsel & Secretary

JAGGED PEAK ENERGY LLC:

February 28, 2018	By:	/s/ Christopher I. Humber
Date		Christopher I. Humber
Executive Vice President, General Counsel & Secretary

JPE MANAGEMENT HOLDINGS LLC:

February 28, 2018	By:	/s/ Christopher I. Humber
Date		Christopher I. Humber
Secretary